Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated August 25, 2022 and the Prospectus dated January 22, 2021

Registration No. 333-252342

Subject: Accelerate Your Investments With 4.00% From Toyota

1 ll ! i ! l .1 l1 1 TOYOTA I lncomeDriver N otes Fin a ncia l S e r vic es ACCELERATE YOUR INVESTMENTS Toyota Financial Services' lncomeDr i ver Notes® offers you an opportunity to invest with a company you believe in as a partner you can trust - i•::..J $ A COMPETITIVE RATE We offer a higher rate than most high - yield savings accounts - and even most CDs. ' NO LONG - TERM COMMITMENTS Unlike other financial products, lncomeDriver Notes® requires no long - term commitment. EASY SIGN - UP All it takes is a few minutes and an initial investment of just $500. Click below to drive your income further with lncomeDriver Notes® from Toyota F inancial Services. ENROLL NOW V iew web version. In t e r est r ste effective ss o f De - oem ber 1 6. 20 22 . The int er est r s te is vsrisble sn d su bject t o chsnge st sn y time. ly, r 1 As o f De - oem ber 1 9. 2022 nstionsl r stesf or 12•m on th sn d 36 -- mon th CD r s tes were 1. 07% snd 1. 02% r e s pec t ive snd a e calOJlsted using sn snnusl per oentsge yield. This inf orm s ti on is based upon the r stes pub lished by the Fed er al Deposit Insu ance Corpor ati on . r T oyo ta Finsncisl Services is s service msrk used t o msr!l:et the products o f T oyo ta Motor Cred it Corpor ati on and lnoomeOriv er No tese is s r egistered tr sd ems rt o f T oyo ta Motor Cred it Corpor ati on . T oyo ta Motor Cred it Corpor ati on (" 'TMCC / has filed s r egistration statement ( ind uding s prospe - ctus ) with the Secu r ities snd Exch.snge Comm i ssi on ('" SEC ; f or the o ff er ing t o which this communication r elates. Bef ore you invest. you sh ou ld r ead the prospe - ctus in that r eg istration statement snd o th er documents TMCC hss filed with the SEC f or more complete inf orm a ti on about TMCC snd this o ff er ing. You msy get these documents f or free by visiting the SEC website st W \ \ W,se - c.gov or by downloading them here. Alternatively. TMCC will a r r ange t o send you the prospectus if you r equest it by calling 1 - &<'4 - 4" 4 - < .., 73 . lnoomeDriver No tese s r e svsils b le t o individuals snd entities with s U.S. add r ess snd social secu r ity number or Fed er al Tax ID number. lnoomeDri ver No teses r e unseo.z r ed debt ob ligati on s solely o f TMCC snd s r e not ob ligati on s o f. or di r ectly or indi r ectly gua r anteed. by T oyo ta Motor Corpor ati on, T oyo ta Finsncisl Services Corpor ati on, or sn y o f thei r r espe - ctive affiliates. The lnoomeDriv er No tese will hsve the benefit o f a ed it support ag r eements ss desaibed in t he prospectus filed with the SEC. lnoomeDri ver No tese do not constitutes savings. deposit or o th er ban!< sooount snd s r e not insu r ed by or su bj ect t o the protection o f the Fed er al Deposit Insu r ance Corpor ati on . lnoomeDri ver No teses r e not s money msr!l:et fund, which s r e typically diversified funds consisting o f sh ort •term debt secu r ities o f m.sny issuers, snd th ere f ore do not meet the diversification snd investment quality standa r ds setf orth f or money msr!l:et funds by the Investment Company Ad o f 1 9 - 40 . YOUR PRI VACY RIGHTS T o UNSUBSCRIBE from futu e g a r e em.ai l fro m T oy o t a Fin.sncis l Service s r r ding lnoomeDri ver No tese , lesse dick here . This T oyo ta Financial Services msr!l:eting communication is intended f or r esidents o f the United States on ly. T oyo ta Finsncisl Services 6565 Headquarters Drive Mail DropW2•1C Plan o, TX 75024 ©T oyo ta Financial Services. All r ight s r eserved . LEARN MORE Subject: Accelerate Your Investments With 4.00% From Toyota

Subject: Accelerate Your Investments With Toyota

1 ll ! i ! l .1 l1 1 TOYOTA I lncomeDriver N otes Fin a ncia l S e r vic es ACCELERATE YOUR INVESTMENTS Toyota Financial Services' lncomeDr i ver Notes® offers you an opportunity to invest with a company you believe in as a partner you can trust - i•::..J $ A COMPETITIVE RATE We offer a higher rate than most high - yield savings accounts - and even most CDs. ' NO LONG - TERM COMMITMENTS Unlike other financial products, lncomeDriver Notes® requires no long - term commitment. EASY SIGN - UP All it takes is a few minutes and an initial investment of just $500. Click below to drive your income further with lncomeDriver Notes® from Toyota F inancial Services. ENROLL NOW V iew web version. In t e r est r ste effective ss o f De - oem ber 1 6. 20 22 . The int er est r s te is vsrisble sn d su bject t o chsnge st sn y time. ly, r 1 As o f De - oem ber 1 9. 2022 nstionsl r stesf or 12•m on th sn d 36 -- mon th CD r s tes were 1. 07% snd 1. 02% r e s pec t ive snd a e calOJlsted using sn snnusl per oentsge yield. This inf orm s ti on is based upon the r stes pub lished by the Fed er al Deposit Insu ance Corpor ati on . r T oyo ta Finsncisl Services is s service msrk used t o msr!l:et the products o f T oyo ta Motor Cred it Corpor ati on and lnoomeOriv er No tese is s r egistered tr sd ems rt o f T oyo ta Motor Cred it Corpor ati on . T oyo ta Motor Cred it Corpor ati on (" 'TMCC / has filed s r egistration statement ( ind uding s prospe - ctus ) with the Secu r ities snd Exch.snge Comm i ssi on ('" SEC ; f or the o ff er ing t o which this communication r elates. Bef ore you invest. you sh ou ld r ead the prospe - ctus in that r eg istration statement snd o th er documents TMCC hss filed with the SEC f or more complete inf orm a ti on about TMCC snd this o ff er ing. You msy get these documents f or free by visiting the SEC website st W \ \ W,se - c.gov or by downloading them here. Alternatively. TMCC will a r r ange t o send you the prospectus if you r equest it by calling 1 - &<'4 - 4" 4 - < .., 73 . lnoomeDriver No tese s r e svsils b le t o individuals snd entities with s U.S. add r ess snd social secu r ity number or Fed er al Tax ID number. lnoomeDri ver No teses r e unseo.z r ed debt ob ligati on s solely o f TMCC snd s r e not ob ligati on s o f. or di r ectly or indi r ectly gua r anteed. by T oyo ta Motor Corpor ati on, T oyo ta Finsncisl Services Corpor ati on, or sn y o f thei r r espe - ctive affiliates. The lnoomeDriv er No tese will hsve the benefit o f a ed it support ag r eements ss desaibed in t he prospectus filed with the SEC. lnoomeDri ver No tese do not constitutes savings. deposit or o th er ban!< sooount snd s r e not insu r ed by or su bj ect t o the protection o f the Fed er al Deposit Insu r ance Corpor ati on . lnoomeDri ver No teses r e not s money msr!l:et fund, which s r e typically diversified funds consisting o f sh ort •term debt secu r ities o f m.sny issuers, snd th ere f ore do not meet the diversification snd investment quality standa r ds setf orth f or money msr!l:et funds by the Investment Company Ad o f 1 9 - 40 . YOUR PRI VACY RIGHTS T o UNSUBSCRIBE from futu e g a r e em.ai l fro m T oy o t a Fin.sncis l Service s r r ding lnoomeDri ver No tese , lesse dick here . This T oyo ta Financial Services msr!l:eting communication is intended f or r esidents o f the United States on ly. T oyo ta Finsncisl Services 6565 Headquarters Drive Mail DropW2•1C Plan o, TX 75024 ©T oyo ta Financial Services. All r ight s r eserved . LEARN MORE Subject: Accelerate Your Investments With Toyota